Exhibit 10.16

SIXTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SIXTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and made effective as of February 25, 2014, by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and DAVID H. EDWAB, a resident of Bonita Springs, Florida (“Employee”), amending and restating the Employment Agreement dated February 3, 2002, as amended and restated by the Amended and Restated Employment Agreement dated February 3, 2003, as amended and restated by the Second Amended and Restated Employment Agreement dated October 1, 2005, as amended and restated by the Third Amended and Restated Employment Agreement dated January 1, 2009, as amended and restated by the Fourth Amended and Restated Employment Agreement dated October 25, 2010 and as amended and restated by the Fifth Amended and Restated Employment Agreement dated May 14, 2013  (the “Fifth Amended and Restated Agreement”).

WHEREAS, the Company and Employee desire to amend the Fifth Amended and Restated Agreement;

WHEREAS, the Company and Employee have entered into that certain Change in Control Agreement dated as of May 15, 2009 (the “Change in Control Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree to amend and restate the Fifth Amended and Restated Agreement to read as follows:

1.                                      Employment and Duties.  The Company hereby agrees to continue to employ Employee as Vice Chairman of the Board, and Employee hereby agrees to continue such employment and agrees to continue to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement.  Subject to the ultimate direction and control of the Lead Director and Chief Executive Officer of the Company, in each case in place on the date hereof or a successor thereof appointed by a majority of the directors serving on the Board of Directors on the date hereof, and to the Company’s Board of Directors, Employee shall assist the Lead Director and Chief Executive Officer, in each case in place on the date hereof or a successor thereof appointed by a majority of the directors serving on the Board of Directors on the date hereof, with the strategic direction of the Company and assist with the implementation of the business plan of the Company and, in connection therewith, will interact with and provide guidance to the other executive officers of the Company when requested by the Lead Director or Chief Executive Officer.  During his employment hereunder, Employee shall devote more of his business time, energy, and ability to the business and interests of the Company than to any other single business or group of related businesses.  During his employment hereunder, Employee may render services for compensation and engage in other business activity without the prior consent of the Company, provided rendering such services or engaging in such activity does not violate Section 10 or 11 of this Agreement and provided that Employee must continue to devote more of his working time to the Company than to any other single business or group of related businesses.  In accordance with past practices under this Agreement, Employee shall determine the location from which he will generally provide his services to the Company but will from time to time travel, at the Company’s expense, to the Company’s offices for consultation.

2.                                      Compensation and Benefits of Employment.

(a)                                 As compensation for the services to be rendered by Employee hereunder, the Company shall pay to Employee a base annual salary (“Annual Salary”) of $420,000 per year, in equal installments in accordance with the customary payroll practices of the Company.  The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee.  The Company’s Board of Directors may, in its sole discretion, review and adjust upward Employee’s Annual Salary from time to time, but no downward adjustment in Employee’s Annual Salary may be made during the term of this Agreement.

(b)                                 In addition to the Annual Salary, Employee shall have an opportunity to earn an annual cash bonus (the “Bonus”) in respect of each fiscal year of the Company in accordance with the terms of the Company’s annual cash bonus program for executive officers then existing for such fiscal year based on the achievement of performance objectives as may be established from time to time by the Board of Directors or a committee thereof; provided, however, that, except as otherwise provided herein, if Employee remains employed by the Company through February 6, 2015 as contemplated hereunder, then Employee shall be entitled to receive any Bonus earned for the fiscal year ending January 31, 2015 notwithstanding the fact that Employee ceases to be an employee after February 6, 2015.  In no event will such Bonus be paid later than the last day of the third month following the close of the Company’s fiscal year to which such Bonus relates.  Employee’s target annual cash bonus opportunity shall be set from time to by the Board of Directors or a committee thereof, but such bonus opportunity shall not be less than 100% of Employee’s Annual Salary for any given year (the “Target Bonus”).  The actual Bonus payable may be greater or lesser than the Target Bonus and shall be determined consistent with the criteria set for the Chief Executive Officer of the Company by the Board of Directors or a committee thereof, based on such factors as it shall determine; provided, however, that for purposes of the Bonus to be paid in 2015 for the fiscal year ended January 31, 2015, the maximum discretionary amount shall be equal to one-half of Employee’s Target Bonus and Employee shall be paid 100% of the maximum discretionary amount.

(c)                                  Employee shall be entitled to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives, subject however to the provisions of this Section 2 relating to the Bonus and to equity grants.

(d)                                 Employee acknowledges that on April 3, 2013, as consideration in respect of the Fifth Amended and Restated Agreement, the Company granted to Employee under the Company’s 2004 Long Term Incentive Plan (the “Plan”) (i) 20,000 deferred stock units (“DSUs”), the vesting of which is time-based and shall vest annually over a period of four years in equal, pro rata installments and (ii) 20,000 DSUs, the vesting of which is performance-based and shall vest annually over a period of four years if the specified performance criteria are achieved.  Such awards of DSUs were issued on terms substantially similar to the Company’s other executive officers.  If Employee remains employed by the Company through February 5, 2015 as contemplated hereunder, then notwithstanding the terms of the award agreements related to such DSU grants (the “Award Agreements”), the portion of the DSUs that were scheduled to vest on April 13, 2015 shall vest on February 5, 2015, or in the case of the performance-based DSUs, to the extent that the requisite targets for such period have been met as contemplated by such Award Agreement.  Employee hereby acknowledges and agrees that the forfeiture restrictions applicable to any additional DSUs covered by this award (specifically, the remaining 10,000 time-vesting DSUs and the remaining 10,000 performance-based DSUs) shall continue in effect and Employee shall be obligated to forfeit and surrender such remaining DSUs to the Company effective as of February 6, 2015.

(e)                                  Employee further acknowledges that, on February 5, 2011, the Company granted to Employee 96,800 shares of Restricted Stock (the “Restricted Stock”) pursuant to terms of the Fourth Amended and Restated Agreement, which vest in equal numbers of 19,360 on each February 5th in 2012 through 2016.  In the event of termination of Employee’s employment, other than for “cause”, as described in Section 7, or by reason of voluntary termination as described in Section 8 other than for “good reason”, a number of unvested shares of Restricted Stock shall immediately vest equal to 19,360 times a fraction the numerator of which shall be the sum of (i) the number of days from and including the most recent February 6 to and including the Termination Date (as defined below) and (ii) the lesser of 730 or the number of days from the Termination Date to and including the second following February 5, and the denominator of which shall be 365; any other unvested shares of Restricted Stock shall immediately terminate and be of no further force or effect.  In the event of termination of Employee’s employment for “cause”, as described in Section 7, or by reason of voluntary termination as described in Section 8 other than for “good reason”, all unvested shares of Restricted Stock shall immediately terminate and be of no further force or effect. Employee hereby acknowledges and agrees that the forfeiture restrictions applicable to any shares of Restricted Stock that have not vested as of February 5, 2015 shall continue in effect and Employee shall be obligated to forfeit and surrender such remaining Restricted Shares to the Company effective as of February 6, 2015.

3.                                      Business Expenses.  The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with the Company’s policies related thereto.

4.                                      Term.  Employee’s employment under this Agreement shall have a continuing term until the close of business on February 6, 2015.

5.                                      Termination by the Company Without Cause or Termination by Employee for “Good Reason”.

(a)                                 The Company may, by delivering 30 days prior written notice to Employee, terminate Employee’s employment at any time without cause, and Employee may, by delivering 30 days prior written notice to the Company, terminate Employee’s employment at any time for “good reason”, as defined in Section 5(b) below.  If such termination without cause or for good reason occurs, then, in addition to the vesting of the Restricted Stock in accordance with Section 2(e) above:

(i)                                     The Company shall pay to Employee, at the times specified in Section 5(a)(iv) below, the following amounts:

(1)                                 a lump sum in cash equal to (1) Employee’s Annual Salary earned through the date of Employee’s termination of employment (the “Termination Date”) for periods through but not following his Separation From Service (as defined in Section 5(c) below) and (2) any accrued vacation pay earned by Employee, in each case, to the extent not theretofore paid (the “Accrued Obligation”);

(2)                                 a lump sum in cash equal to Employee’s Annual Salary earned through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid; and

(3)                                 installment payments of $437,500 per quarter for a period of two years following the Termination Date, which shall be payable to Employee’s estate in the event of his death.

(ii)                                  Subject to clause (iv) of this Section 5(a), until each of Employee and his spouse become eligible for coverage under Medicare whether as a result of reaching age 65 or such later date as must be attained or other criteria which must be met due to any governmental changes which affect Medicare eligibility, the Company shall arrange to provide Employee and his spouse (and to each one severally in the event that the other shall have become eligible for Medicare coverage as described herein) medical insurance benefits substantially similar to those provided to executive officers of the Company, provided Employee shall pay the Company an amount equal to the full cost of such coverage and the Company will reimburse Employee for the amount paid by Employee in excess of the amount that would be paid by an executive officer of the Company for substantially similar benefits, and any reimbursement by the Company to Employee required under this Section 5(a)(ii) shall be made on the last day of the month in which Employee pays the amount required for such coverage. If Employee is a Specified Employee (as defined in Section 5(c) below) and the benefits specified in this Section 5(a)(ii) are taxable to Employee and not otherwise exempt from Section 409A of the Code (“Section 409A”), the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which Employee would otherwise be entitled under this Section 5(a)(ii) during the first six months following the date of Employee’s Separation From Service shall be accumulated and paid to Employee on the date that is six months following the date of his Separation From Service.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 5(a)(ii), or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.  Any reimbursement of an expense described in this Section 5(a)(ii) shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred.  Employee’s right to reimbursement or in-kind benefits pursuant to this Section 5(a)(ii) shall not be subject to liquidation or exchange for another benefit.

(iii)                               Subject to Employee’s group health plan coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the benefits listed in clause (ii) of this Section 5(a) shall be reduced to the extent benefits of the same type are received by Employee from any other person during such period, and provided, further, that Employee shall have the obligation to notify the Company that he is receiving such benefits.  The Company agrees that, if Employee’s employment with the Company terminates during the term of this Agreement, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Section 5.  Further, except with respect to the benefits provided pursuant to clause (ii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by Employee to the Company.

(iv)                              The amounts payable under Section 5(a)(i) shall be paid as follows:

(1)                                 The Company shall pay Employee the amounts specified in Section 5(a)(i)(1) within 15 days after the Termination Date.

(2)                                 The Company shall pay Employee the amounts specified in Section 5(a)(i)(2) on the date that is 30 days following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.

(3)                                 The Company shall pay Employee the applicable amount specified in Section 5(a)(i)(3) on the 1st of March, June, September and December, beginning with the first such date immediately following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.  Such first payment shall include all amounts that would have been paid to Employee earlier under this Section 5(a)(iv)(3) had Employee not been a Specified Employee.

(4)                                 If Employee is a Specified Employee at the time of his Separation From Service, the Company shall pay to Employee, on the date that is six months following Employee’s Separation From Service, an additional interest amount equal to the amount of interest that would be earned on the amounts specified in Section 5(a)(i)(2), and on the amounts specified in Section 5(a)(i)(3) to the extent such payments were delayed solely because he is a Specified Employee, for the period commencing on the date of Employee’s Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month London Interbank Offered Rate in effect on the date of Employee’s Separation From Service plus two percentage points.

(b)                                 For purposes of this Section 5, “good reason” shall mean the occurrence of any of the following events:

(i)                                     Removal, without the consent of Employee in writing, from the office of Vice Chairman of the Board or a material reduction in Employee’s authority or responsibility, except upon a proper termination of Employee for “cause”, as defined in Section 7 or as a result of voluntary termination by Employee without “good reason” pursuant to Section 8; or

(ii)                                  The Company otherwise commits a material breach of this Agreement.

(c)                                  For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to such terms in Section 409A.

(d)                                 The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this Section 5.  Except as provided below, the Company shall pay Employee such attorney fees within ten (10) business days after the delivery of Employee’s written request for the payment accompanied by such evidence of legal expenses incurred as the Company may reasonably require.  Notwithstanding the preceding sentence, if Employee incurs a Separation From Service and is a Specified Employee, the Company shall not make any further payment of attorney fees to Employee under this Section 5(d) before the date that is six months following the date of his Separation From Service.  Rather, on the date that is six months following the date of Employee’s Separation From Service the Company shall pay to Employee all attorney fees that the Company is required to reimburse under this Section 5(d) for which a written request for payment was properly submitted by Employee during the first six months following the date of Employee’s Separation From Service or which were otherwise not paid before Employee’s Separation From Service.  In any event the Company shall pay Employee such legal fees by the last day of Employee’s taxable year following the taxable year in which Employee incurred such legal expenses.  The legal expenses that are subject to reimbursement pursuant to this Section 5(d) shall not be limited as a result of when the expenses are incurred.  The amounts of legal expenses that are eligible for reimbursement pursuant to this Section 5(d) during a given taxable year of Employee shall not affect the amounts of expenses eligible for reimbursement in any other taxable year of Employee.  The right to reimbursement pursuant to this Section 5(d) is not subject to liquidation or exchange for another benefit.  Any amount received by Employee shall include an award of interest at the rate of six (6) percent per annum from the date such amount was payable under this Agreement.

6.                                      Termination Upon Death or Disability.

(a)                                 If Employee’s employment is terminated because of death, then, in addition to the vesting of the Restricted Stock in accordance with Section 2(e) above, and the lapse of the forfeiture restrictions applicable to the DSUs referred to in Section 2(d) above in accordance with their respective Award Agreements:

(i)                                     Within 30 days after the date of Employee’s death, the Company shall pay to Employee’s estate a lump sum payment in cash equal to the Accrued Obligation.

(ii)                                  Until the date on which Employee’s spouse become eligible for coverage under Medicare whether as a result of reaching age 65 or such later date as must be attained or other criteria which must be met due to any governmental changes which affect Medicare eligibility, the Company shall arrange to provide Employee’s spouse medical insurance benefits substantially similar to those provided to Employee and his spouse immediately prior to the Termination Date (at no greater cost to Employee’s spouse than such cost to Employee in effect immediately prior to the Termination Date, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plan of the Company), provided Employee’s spouse shall pay the Company an amount equal to the full cost of such coverage and the Company will reimburse Employee’s spouse for the amount paid by Employee’s spouse in excess of the amount that would be paid by an executive officer of the Company for substantially similar benefits, and any reimbursement by the Company to Employee’s spouse required under this Section 6(a)(ii) shall be made on the last day of the month in which Employee’s spouse pays the amount required for such coverage.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 6(a)(ii), or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.  Any reimbursement of an expense described in this Section 6(a)(ii) shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred.  Employee’s right to reimbursement or in-kind benefits pursuant to this Section 6(a)(ii) shall not be subject to liquidation or exchange for another benefit.

(iii)                               The Company shall pay Employee’s estate a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the date of Executive’s death divided by the total number of days in the Company’s fiscal year (for purposes of this Section 6(a)(iii), the “Pro Rata Fraction”) multiplied by the Bonus Employee would have earned for the Company’s fiscal year ending contemporaneously with or immediately following the date of Employee’s death as reasonably determined by the Board of Directors or a committee thereof after the end of the Company’s fiscal year in which such death occurs in accordance with the Board of Directors’ determination policies then in effect, and such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates; and

(iv)                              Within 30 days after the date of Employee’s death, the Company shall pay to Employee’s estate a lump sum in cash equal to the employer contributions the Company would have credited to Employee’s retirement accounts under The Men’s Wearhouse, Inc. 401(k) Savings Plan or any similar employer contribution plans adopted by the Company in which Employee is participating had he continued to remain employed by the Company until the earlier of February 6, 2017 or the second anniversary of the Termination Date, assuming for this purpose that (1) Employee’s earned compensation for a year is the amount of his annualized Annual Salary for the calendar year in which the Termination Date occurs, (2) the applicable legal limitations and the employer contribution percentages under such plans for such period are the same percentages and limitations in effect immediately prior to the Termination Date and (3) that Employee is deemed to make the maximum pre-tax elective deferral contributions permitted under section 402(g) of the Code; provided, however, that no payment shall be required with respect to either Plan if on the date of Employee’s death, the Company has ceased making employer contributions with respect to such Plan or has notified its employees that it intends to cease making such contributions within six months.

(b)                                 If Employee’s employment is terminated on account of his becoming permanently disabled (as defined in Section 6(b)(iv)), then, in addition to the vesting of the Restricted Stock in accordance with Section 2(e) above, and the lapse of the forfeiture restrictions applicable to the DSUs referred to in Section 2(d) above in accordance with their respective Award Agreements:

(i)                                     The Company shall pay to Employee, at the times specified in Section 6(b)(iii) below, the following amounts:

(1)                                 a lump sum in cash equal to the Accrued Obligation;

(2)                                 a lump sum in cash equal to Employee’s Annual Salary earned through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid;

(3)                                 a lump sum in cash equal to the product of (1) the monthly basic life insurance premium applicable to Employee’s basic life insurance coverage provided through the Company’s life insurance plan immediately prior to the Termination Date and (2) the number of full months and fractional months (if any) remaining until the earlier of February 6, 2017 or the second anniversary of the Termination Date;

(4)                                 cash installment payments each of which is equal to 1/52nd of the Annual Salary, at the then current rate, that would have been paid if Employee’s employment had continued and not been terminated under this Section 6(b), for each week during the period beginning on the Termination Date and ending on the earlier of February 6, 2017 or the second anniversary of the Termination Date;

(5)                                 a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the Termination Date divided by the total number of days in the Company’s fiscal year (for purposes of this Section 6(b), the “Pro Rata Fraction”) multiplied by the Bonus that Employee would have earned for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date as reasonably determined by the Board of Directors or a committee thereof after the end of the Company’s fiscal year in which such termination occurs in accordance with the Board of Directors’ determination policies then in effect; and

(6)                                 a lump sum in cash equal to the employer contributions the Company would have credited to Employee’s retirement accounts under The Men’s Wearhouse, Inc. 401(k) Savings Plan and any similar employer contribution plans adopted by the Company in which Employee is participating had he continued to remain employed by the Company until the earlier of February 6, 2017 or the second anniversary of the Termination Date, assuming for this purpose that (1) Employee’s earned compensation for a year is the amount of his annualized Annual Salary for the calendar year in which the Termination Date occurs, (2) the applicable legal limitations and the employer contribution percentages under such plans for such period are the same percentages and limitations in effect immediately prior to the Termination Date and (3) that Employee is deemed to make the maximum pre-tax elective deferral contributions permitted under section 402(g) of the Code: provided, however, that no payment shall be required with respect to either Plan if on the Termination Date, the Company has ceased making employer contributions with respect to such Plan or has notified its employees that it intends to cease making such contributions within six months.

(ii)                                  Until each of Employee and his spouse become eligible for coverage under Medicare whether as a result of reaching age 65 or such later date as must be attained or other criteria which must be met due to any governmental changes which affect Medicare eligibility, the Company shall arrange to provide Employee and his spouse (and to each one severally in the event that the other shall have become eligible for Medicare coverage as described herein) medical insurance benefits substantially similar to those provided to Employee and his spouse immediately prior to the Termination Date (at no greater cost to Employee than such cost to Employee in effect immediately prior to the Termination Date, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plan of the Company), provided Employee shall pay the Company an amount equal to the full cost of such coverage and the Company will reimburse Employee for the amount paid by Employee in excess of the amount that would be paid by an executive officer of the Company for substantially similar benefits, and any reimbursement by the Company to Employee required under this Section 6(b)(ii) shall be made on the last day of the month in which Employee pays the amount required for such coverage.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 6(b)(ii), or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.  Any reimbursement of an expense described in this Section 6(b)(ii) shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred.  Employee’s right to reimbursement or in-kind benefits pursuant to this Section 6(b)(ii) shall not be subject to liquidation or exchange for another benefit.

(iii)                               The amounts payable under Section 6(b)(i) shall be paid as follows:

(1)                                 The Company shall pay Employee the amount specified in Section 6(b)(i)(1) within 30 days the Termination Date.

(2)                                 Subject to Section 6(b)(iii)(5), the Company shall pay Employee the amounts specified in Sections 6(b)(i)(2), 6(b)(i)(3) and 6(b)(i)(6) 30 days following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.

(3)                                 Subject to Section 6(b)(iii)(5), the Company shall pay Employee the amount specified in Section 6(b)(i)(4) each Friday beginning with the first Friday immediately following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee (and such first payment shall include all amounts that would have been paid to Employee under this Section 6(b)(iii)(3) if Employee had not been a Specified Employee).

(4)                                 Subject to Section 6(b)(iii)(5), the Company shall pay Employee the amount specified in Section 6(b)(iii)(5), (A) on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates if Employee is not a Specified Employee or (B) on the later of the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates or the date that is six months following the date of Employee’s Separation From Service if he is a Specified Employee.

(5)                                 In the event of the termination of Employee’s employment pursuant to Section 6(b) in a circumstance where Employee has incurred a Section 409A Disability, the Company shall pay or begin to pay, as applicable, Employee the amounts required to be paid pursuant to Sections 6(b)(i)(2), 6(b)(i)(3), 6(b)(i)(4) and 6(b)(i)(6) within 30 days after the date Employee incurs a Section 409A Disability.  For purposes of this Agreement, “Section 409A Disability” means the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  Employee shall also be treated as having a “Section 409A Disability” if he is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(iv)                              For purposes of this Agreement, Employee shall be deemed to “permanently disabled” if Employee shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more.  If there should be a dispute between the Company and Employee as to Employee’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the NCH Naples Hospital in Naples, Florida.  The parties agree to be bound by the final decision of such physician or psychiatrist.  For avoidance of doubt, Employee shall be entitled to receive the compensation referred to in Section 2 hereof during any period of disability prior to any termination of employment on account of permanent disability.

7.                                      Termination by the Company for Cause.

(a)                                 The Company may terminate this Agreement at any time if such termination is for “cause”, as defined below, by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee 30 days to cure the cause.  In the event that the employment of Employee is terminated for “cause”, Employee shall be entitled only to (i) the Accrued Obligation, which amount shall be paid within 30 days after the Termination Date, and (ii) a lump sum payment in cash equal to Employee’s Annual Salary through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid, which amount shall be paid to Employee within 30 days following his Separation From Service if he is not a Specified Employee or on the date that is six months following his Separation From Service if he is a Specified Employee.

(b)                                 “Cause” shall be limited to the occurrence of the following events:

(i)                                     Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

(ii)                                  Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee’s duties and responsibilities after 30 days written notice and an opportunity to cure;

(iii)                               Material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or

(iv)                              The unauthorized absence of Employee from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.

8.                                      Voluntary Termination by Employee.  Employee may terminate the term of his employment as set forth in Section 4 above at any time upon delivering 30 days written notice to the Company.  In the event of such voluntary termination other than for “good reason” as defined in Section 5, Employee shall be entitled only to (a) the Accrued Obligation, which amount shall be paid within 30 days after the Termination Date, and (b) a lump sum payment in cash equal to Employee’s Annual Salary through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid, which amount shall be paid to Employee within 30 days following his Separation From Service if he is not a Specified Employee, or on the date that is six months following his Separation From Service if he is a Specified Employee.

9.                                      Exclusivity of Termination Provisions.  Except as otherwise set forth in the Change in Control Agreement, the termination provisions of this Agreement regarding the parties’ respective obligations in the event that Employee’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise.  It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.

10.                               Non-Competition.  Employee acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries.  Employee hereby covenants and agrees that during the term of this Agreement and for a period of two years thereafter, he will not directly or indirectly compete with the business of the Company or its subsidiaries.  For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Employee’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, the sale or rental of occupational uniforms or other corporate wear merchandise or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Employee and with respect to which Employee devoted time as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, including but not limited to the business of dry cleaning, whether such participation is individually or as an officer, director, joint venturer, agent or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged.  This non-competition covenant shall be applicable with respect to the United States and Canada and any other country in which Employee would be competing with the business of the Company or its subsidiaries as set forth in this Section 10.  Notwithstanding the foregoing, the Company acknowledges and agrees that the following shall not constitute a breach of this Section 10: (a) Employee’s activities described in Schedule 10 hereto and (b) Employee’s participation with any Approved Purchaser of all or substantially all of the assets or equity interests of the Company or any of its subsidiaries.  For purposes of this Agreement, an “Approved Purchaser” shall be mean any purchaser approved by a majority of the directors serving on the Board of Directors on the date hereof.  Employee and the Company agree that a monetary remedy for a breach of this Section 10 or of Section 11 below will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages.  Employee agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by Employee and Employee acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.  In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.  Employee also agrees that if Employee is in breach of this Section 10, the Company may cease all payments required under this Agreement.

11.                               Proprietary Information.

(a)                                 Employee acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated.  Accordingly, Employee agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company.  In the event of a breach or threatened breach of this Section 11, the Company shall be entitled to the same remedies as provided in Section 10 with respect to a breach thereof.

(b)                                 “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, employee training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

12.                               Retirement.  If Employee’s employment terminates on February 6, 2015 in accordance with the terms hereof, then (a) thereafter and until each of Employee and his spouse become eligible for coverage under Medicare whether as a result of reaching age 65 or such later date as must be attained or other criteria which must be met due to any governmental changes which affect Medicare eligibility, the Company shall arrange to provide Employee and his spouse (and to each one severally in the event that the other shall have become eligible for Medicare coverage as described herein) medical insurance benefits substantially similar to those provided to executive officers of the Company, provided Employee shall pay the Company an amount equal to equal to the full cost of such coverage and the Company will reimburse Employee for the amount paid by Employee in excess of the amount that would be paid by an executive officer of the Company for substantially similar benefits, and any reimbursement by the Company to Employee required under this Section 12(a) shall be made on the last day of the month in which Employee pays the amount required for such coverage, (b) thereafter and until February 5, 2017, Employee shall provide up to ten (10) hours a month of consulting services on behalf of the Company, provided that (i) Employee will not be obligated to travel in connection with such consulting services, (ii) such services are to be provided at the direction of and to the Lead Director of the Board of Directors or the Chief Executive Officer of the Company, in each case in place on the date hereof, or to the Chairman of the Board or a successor Lead Director of the Board of Directors, in each case appointed by a majority of the directors serving on the Board of Directors on the date hereof, (iii) the Company will promptly reimburse Employee for all appropriately documented, reasonable and necessary expenses incurred by Employee to provide the consulting services, and (iv) any hours in excess of 10 hours a month would be compensated at $750 per hour, (c) thereafter and until February 5, 2017, the Company shall provide Employee with eight (8) hours per week of administrative services and Employee can continue to keep his Company-issued office equipment (including but not limited to computer and cell phone) to facilitate the provision of the consulting services, and (d) thereafter, the Company shall pay to Employee (or to Employee’s estate in the event of his death) installment payments of $437,500 per quarter for a two year period beginning on March 1, 2015, to be paid on the 1st of March, June, September and December in each year, beginning on March 1, 2015 and ending on December 1, 2016. In addition, Employee agrees that he shall continue to serve out his then current term as a director and non-executive Vice Chairman of the Company (assuming Employee is elected by the shareholders of the Company at the 2014 annual meeting of shareholders) without any additional compensation and, for a period of two years thereafter, if, in each case, requested to do so by the Board of Directors (and elected by the shareholders of the Company at the relevant annual meeting of shareholders), Employee agrees to continue to serve on the Company’s Board of Directors and as a non-executive Vice Chairman, provided, that Employee shall be compensated on the same basis as a non-employee director during any such subsequent periods in which he continues to serve on the Board of Directors.  If Employee is a Specified Employee and the benefits specified in this Section 12 are taxable to Employee and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which Employee would otherwise be entitled under this Section 12 during the first six months following the date of Employee’s Separation From Service shall be accumulated and paid to Employee on the date that is six months following the date of his Separation From Service.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 12, or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.  Any reimbursement of an expense described in this Section 12 shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred.  Employee’s right to reimbursement or in-kind benefits pursuant to this Section 12 shall not be subject to liquidation or exchange for another benefit.  If Employee is a Specified Employee at the time of his Separation From Service, the Company shall pay to Employee, on the date that is six months following Employee’s Separation From Service, an additional interest amount equal to the amount of interest that would be earned on the amounts specified in this Section 12, to the extent such payments were delayed solely because he is a Specified Employee, for the period commencing on the date of Employee’s Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month London Interbank Offered Rate in effect on the date of Employee’s Separation From Service plus two percentage points.  The inability of Employee to provide consulting services to the Company on account of death or disability shall not reduce the compensation or benefits payable under this Section 12.

13.                               Notice.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:                                                                                               The Men’s Wearhouse, Inc.

6100 Stevenson Blvd.

Fremont, CA 94538

Attention: Doug Ewert

Facsimile:  (510) 657-0872

Confirm:  (510) 723-8639

To Employee:                                                                                                                   David H. Edwab

c/o Profita and Associates, LLC

Attn: Michael Profita, Esq.

106 Grand Avenue, Suite 480

Englewood NJ 07631

Facsimile:  (201) 227-1115

Confirm:  (239) 676-9515

or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice.  All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.

14.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Employee may assign any duties under this Agreement without the prior written consent of the other party.

15.                               Limitation.  The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee’s employment.

16.                               Further Assurances.  Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

17.                               Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

18.                               Arbitration.

(a)                                 Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this contract, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement.  The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief.  After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.  The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

(b)                                 The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts.  Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement.  Process in any action arising out of or relating to this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

(c)                                  The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel.  Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators.  It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator.  Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party.  For the purposes of this Agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party.  Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator.  The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his or her dissent.  The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.

(d)                                 It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA.  Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M.  The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he or she determines that the interests of justice otherwise require.  The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings.  Failure to do so shall not be a basis for challenging the award.  The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential.  The place of arbitration shall be Houston, Texas, U.S.A. unless otherwise agreed by the parties.

(e)                                  The parties agree that discovery shall be limited and shall be handled expeditiously.  Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement.  However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators.  All disputes regarding discovery shall be promptly resolved by the arbitrators.  No witness or party may be required to waive any privilege recognized at law.  The parties hereby waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.  Except as provided in Section 5(d), the party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures or to confirm or set aside an award.

19.                               Governing Law.  This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

20.                               Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, oral or written, with respect to the subject matter of this Agreement; provided, that the Change in Control Agreement and any Award Agreement or the Plan shall not be superseded hereby, except to the extent that the benefits payable to Employee are greater under the Change in Control Agreement or any Award Agreement.  To the extent that a Change in Control (as defined in the Change in Control Agreement) occurs during the term of this Agreement and any obligations hereunder remain in effect, Employee shall receive the greater of his benefits under this Agreement and the Change in Control Agreement. No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought.  The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.  No presumption shall be construed against the party drafting this Agreement.

21.                               Employee’s Representation.  Employee represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.

22.                               Company’s Representation.  The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

23.                               Return of Company Property.  Employee acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate that Employee accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon the latter of the termination of his employment or his service as a consultant to the Company.

24.                               Miscellaneous.  All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections.  The compensation and benefits payable to Employee or his beneficiary under Section 5 of this Agreement shall be in lieu of any other severance benefits to which Employee may otherwise be entitled upon the termination of his employment under any severance plan, program, policy or arrangement of the Company other than the Change in Control Agreement, and Employee shall not be entitled to receive any benefits under Section 5 hereof to the extent he has received equivalent benefits under the

Change in Control Agreement (after taking into account any reduction of payments under Section 7(e) of the Change in Control Agreement), but shall be entitled to receive benefits hereunder, including under Sections 5(a)(i)(3) and 5(a)(ii), to the extent they are more beneficial to Employee than those provided under the Change in Control Agreement; provided that any such additional benefits shall be subject to adjustment as provided in Section 7(e) of the Change in Control Agreement.  The amount of any payment or benefit provided for in this Agreement shall not be reduced by offset against any amount claimed to be owed by Employee to the Company.  Employee shall not be permitted to specify the taxable year in which a payment provided for under this Agreement shall be made to him.

25.                               Compliance With Section 409A.  It is intended that this Agreement shall comply with Section 409A.  The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A.  The provisions of this Agreement dealing with Section 409A reflect the manner in which this Agreement has been operated in good faith compliance with Section 409A since January 1, 2005.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first written above.

THE MEN’S WEARHOUSE, INC.

By:	/s/ DOUGLAS S. EWERT

Name: Douglas S. Ewert

Title: President and Chief Executive Officer

Date:	2-24-14

/s/ DAVID H. EDWAB
DAVID H. EDWAB

Date:	2-25-14

Schedule 10
Activities Excluded from Section 10

Employee being a board member of, and a member of any committee of the board of, or holding, directly or indirectly, less than a 5% equity interest in, any of the following business entities shall not be prohibited by Section 10.

1.                                      New York & Company

2.                                      UIC, Inc.

3.                                      Vitamin Shoppe, Inc.

4.                                      PowerMap, Inc.

5.                                      KEG Capital LLC

6.                                      Grab LLC

7.                                      Big Bang LLC (E&O Asian Kitchen Restaurant)

8.                                      Koral Family Business Group LLC

9.                                      ZFC Flag Collection

10.                               Investment opportunities resulting from advising Irving Place Capital Partners